EMPLOYMENT AGREEMENT

AGREEMENT made and entered into by and between GigOptix, Inc., a Delaware corporation, (the "Company") and Dr. Avi Katz (the "Executive" and, with the Company, the "Parties"), dated as of January 26th, 2009.

WHEREAS, the Company wishes to retain the services of the Executive to work for the Company as its Chief Executive Officer (herein referred to as the "Position") upon the terms and conditions hereinafter set forth; and

WHEREAS, in consideration for continued service in the Position, the Executive has agreed to enter into and be bound by the terms of this Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Employment. Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and Executive hereby accepts, employment on a full-time basis in the Position for a term of three years, commencing as of December 10, 2008 (the "Effective Date"). The term of this Agreement, which may only be renewed by written agreement, signed by the Executive and an expressly authorized representative of the Board of Directors of the Company (the "Board"), is hereafter referred to as "the term of this Agreement" or "the term hereof."

2. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as the President & Chief Executive Officer and the Chairman of the Board, reporting to the Board.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis. He shall have the duties and responsibilities assigned to his positions and offices by the Board from time to time and such other duties and responsibilities, reasonably consistent with those positions and offices, with respect to the business operations of the Company and its Immediate Affiliates (as defined below), as may be assigned by the Board from time to time

(c) Subject to business travel as necessary or desirable for the performance of the Executive's duties and responsibilities hereunder, the Executive's primary worksite during the term hereof shall be at the location of the Company's offices in Palo Alto, California as of the Effective Date (the "Palo Alto Location") or such other site as the Company may select from time to time, provided such site is no more than thirty-five (35) miles from the Palo Alto Location unless the Executive has expressly consented in writing thereto.

(d) During the term hereof, the Executive shall devote his full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Immediate Affiliates and to the discharge of his duties and responsibilities to them. During the term of this Agreement, the Executive may engage in passive management of his personal investments and in such community and charitable activities as do not individually or in the aggregate give rise to a conflict of interest or otherwise interfere with his performance of his duties and responsibilities the Company and its Immediate Affiliates. It is agreed that the Executive shall not accept membership on a board of directors or other governing board of any Person or engage in any other business activity without the prior approval of the Board. It also is agreed that if the Board subsequently determines, and gives notice to the Executive, that any such membership or activity, previously approved, is materially inconsistent with the Executive's obligations under Section 6, Section 7 or Section 8 of this Agreement or gives rise to a material conflict of interest or otherwise materially interferes with the Executive's duties and responsibilities to the Company and its Immediate Affiliates as set forth in this Section 2, the Executive shall cease such activity promptly following notice from the Company.

3. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive's duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. Initially during the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred Sixty Thousand Dollars ($360,000) per annum, payable in accordance with the payroll practices of the Company for its executives and, commencing in calendar year 2010, subject to annual review by the Board or its compensation committee and to increase, but not decrease (unless the salaries of the executives of the Company generally are decreased proportionately), in the discretion of such committee or the Board. The Executive's base salary, as from time to time increased (or decreased in accordance with the foregoing sentence), is hereafter referred to as the "Base Salary."

(b) Bonus Compensation.

(i) *Annual Bonus*. For each fiscal year of the Company ("FY") completed during the term hereof, subject to the condition set forth in the final sentence of this provision, the Executive shall have the opportunity to earn an annual bonus ("Annual Bonus") under the executive incentive plan then applicable to executives of the Company generally, as in effect from time to time, with the actual amount of each Annual Bonus being determined by the Board or its designated committee based on the achievement of target objectives established by the Board or its designated committee after consultation with the CEO. Any Annual Bonus due to the Executive hereunder will be payable not later than two and one-half months following the close of the fiscal year for which the bonus was earned or as soon as administratively practicable thereafter, within the meaning of Section 409A of the Internal Revenue Code and the regulations promulgated there under, each as amended ("Section 409A"). Except as otherwise provided in Section 4 hereof, the Executive must be employed on the date on which annual bonuses for the fiscal year most recently ended are paid to Company executives

generally under the Company's executive incentive plan in order to be eligible to earn an Annual Bonus for that fiscal year.

(ii) *Transaction Bonus*. The Executive shall have an opportunity to earn a bonus upon completion of acquisitions. To the extent an acquisition, reverse merger, merger of a company or sale of the Company (whether by merger, asset purchase or stock purchase or any other method as approved by the Board) (each, an "Acquisition") is approved by the Board, then the Board (or the Compensation Committee if requested by the Board) shall consider in good faith a special transaction bonus for the Executive, and the Executive shall have the right to present a proposed bonus structure to the Board. In determining the amount of such bonus, if any, the Board shall take into account the benefit of the acquisition to the Company's stockholders, the nature of the acquisition, the benefits of the acquisition to the Company's technology or cash position and such other factors as the Board and Executive agree in good faith are relevant and appropriate.

(c) Equity Participation. The Executive was granted stock options by the Company as of December 17, 2008, which options shall be subject to any stock option plan, certificate, option holder and share holder agreements and other requirements as are generally applicable to equity granted to executives of the Company. Any further equity awards granted to the Executive during his employment with the Company shall be at the discretion of the Board.

(d) Employee Benefit Plans. During the term hereof, the Executive shall be entitled to participate in all "Employee Benefit Plans," as that term is defined in Section 3(3) of ERISA, including both health and welfare plans and retirement plans, from time to time in effect for executives of the Company generally, except to the extent any of the Employee Benefit Plans is duplicative of a benefit otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive's participation shall be subject to the terms of the applicable Employee Benefit Plan documents and generally applicable Company policies.

(e) Vacations. During the term hereof, the Executive will be eligible to earn vacation at the rate of twenty eight (28) days per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(f) Business Expenses. The Company will pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board, to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company from time to time. Any such reimbursement that would constitute nonqualified deferred compensation subject to under Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive's right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and

(iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(g) Directors & Officers Insurance Coverage. During the term hereof, the Company shall provide the Executive the same coverage under any directors and officers ("D&O") liability insurance that the Company elects to maintain as it provides to its other executives and, after the termination of his employment hereunder, the same coverage under any D&O liability insurance it elects to maintain, as it provides its other former executives. The Company shall be under no obligation hereunder, however, to maintain any D&O liability insurance.

(h) Life Insurance. The Company shall pay an amount equal to the cost of Executive's $3,000,000 level term life insurance policy (approximately $6,000/year), grossed-up for taxes. Executive covenants to maintain such insurance in full force and effect and to notify the Company if it lapses.

4. Termination of Employment and Opportunity to Earn Post-Employment Compensation. Notwithstanding the provisions of Section 2 hereof, the Executive's employment hereunder shall terminate during the term hereof under the following circumstances:

(a) Death. In the event of the Executive's death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive's estate, promptly following Date of Termination (as defined in Section 12 hereof), the Final Compensation (as also defined in Section 12 hereof). In addition to Final Compensation: (A) The Company will pay to the Executive's estate an additional compensation equal to six months' Base Salary, in a lump sum, (B) The Company will pay to the Executive's estate an Annual Bonus for the fiscal year in which the Date of Termination occurs (the "Termination Year"), determined by multiplying the Annual Bonus the Executive would have received for the Termination Year (if any), had he continued employment through the date annual bonuses for the Termination Year were payable to Company executives generally, by a fraction, the numerator of which shall be the number of days the Executive was employed during the Termination Year, through the Date of Termination, and the denominator of which shall be 365 (the "Final Pro-Rated Bonus"). The Final Pro-Rated Bonus will be payable to the Executive's estate at the time annual bonuses for the Termination Year are paid to Company executives generally under its executive incentive plan. (B) The Company will pay the full premium cost of health and dental plan coverage for each of Executive's qualified beneficiaries until the expiration of the term of this contract or a period of twelve (12) months immediately following the Date of Termination, whatever period is longer, or, if earlier, until the date the qualified beneficiary ceases to be eligible for coverage continuation under the federal law commonly known as "COBRA"; provided, however, that in order to be eligible for the Company's payments hereunder the qualified beneficiary must elect in a timely manner to continue coverage under the Company's health and dental plans under COBRA and must notify the Company promptly if the qualified beneficiary ceases to be eligible for such coverage under COBRA at any time during such twelve (12) month period.

(b) Disability.

(i) The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that, in the absolute judgment of the Board, determined by unanimous agreement of the entire board, with the exception of the Executive, the Executive becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation (exclusive of the leave of absence provided hereunder), for one hundred and eighty (180) days. In the event of such termination, and provided that the Executive satisfies in full all of the conditions set forth in Section 5(g) hereof, then, in addition to Final Compensation, the Company shall provide the Executive the following: (A) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims, as defined in Section 5(g) below, or the date the Release of Claims is received by the person designated by the Company to receive notices on its behalf in accordance with Section 19 hereof. (B) The Company will pay the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries until the expiration of the period of twelve (12) months immediately following the Date of Termination or, if earlier, until the date the Executive and his qualified beneficiaries cease to be eligible for coverage continuation under COBRA; provided, however, that in order to be eligible for the Company's premium payments hereunder, the Executive and each qualified beneficiary must elect in a timely manner to continue coverage under the Company's health and dental plans under COBRA and must notify the Company promptly if the Executive or any of his qualified beneficiaries ceases to be eligible for such coverage under COBRA during such twelve (12) month period.

(ii) The Board may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive compensation and benefits in accordance with Sections 3(a) through 3(e) and Section 3(g) of this Agreement, subject to the terms and conditions of any plans, policies, agreements and other documents to which reference is made therein (collectively, the "Plan Documents"), while his disability continues, until the Executive becomes eligible for disability income benefits under any disability plan in which he is a participant as a result of his employment with the Company or until he recovers sufficiently to resume his duties and responsibilities hereunder (provided he does so within the aforesaid one hundred and eighty (180) days or such longer period as the Board in its discretion may provide) or until the termination of his employment, whichever shall first occur. If, while his employment hereunder continues, the Executive is receiving disability income benefits under any such disability plan, the Executive shall not be eligible to receive the Base Salary, but shall continue to be eligible for other compensation and benefits in accordance with Sections 3(b) through 3(e) and Section 3(g) of this Agreement, subject to the terms and conditions of the Plan Documents, until his recovery and return to active employment (in which case, the Base Salary will resume and other compensation and benefits continue in accordance with this

Agreement) or the termination of his employment under this Agreement, in which event, the provisions of clause (i) hereof, immediately above, shall govern.

(iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection, to deter'' mine the circumstances surrounding the Executive's possible disablement.

(c) By the Company for Cause. The Company may terminate the Executive's employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, "Cause" shall be limited to: (i) the Executive's indictment, charge or conviction of, or plea of nolo contendere to, (A) a felony or (B) any other crime involving fraud or material financial dishonesty or (C) any other crime involving moral turpitude that might be reasonably expected to, or does, materially adversely affect the Company or any of its Affiliates, whether that effect is to economics, to reputation or otherwise; (ii) the Executive's gross negligence or gross misconduct with regard to the Company or any of its Affiliates, which has a material adverse impact on Company or any of its Affiliates, whether economic or to reputation or otherwise; (iii) Executive's refusal or willful failure to substantially perform his duties or to follow a material lawful written directive of the Board or its designee within the scope of the Executive's duties hereunder which refusal or failure remains uncured, continues or recurs after sixty (60) days' notice from the Board which references the potential for a "for Cause" termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; (iv) Executive's theft, fraud or any material act of financial dishonesty related to the Company or any of its Affiliates; (v) the failure by the Executive to disclose any legal impediments to his employment by the Company or his breach of any of his obligations to a former employer in connection with his employment by the Company (e.g., his disclosure or use of proprietary confidential information of a former employer on behalf of the Company without such former employer's consent); provided that Executive has been provided with written notification of any of such failure or breach and has been given five (5) days to present any mitigating, corrective or clarifying information to the Board; (vi) the Executive's breach or violation of those provisions of this Agreement setting forth the Executive's obligations with respect to confidentiality, non-competition and non-solicitation; or (vii) the Executive's breach of any other material provision of this Agreement unless corrected by the Executive within sixty (60) days of the Company's written notification to the Executive of such breach. In the event of such termination, the Company shall have no obligation to the Executive under this Agreement other than provision of Final Compensation. As in the case of any termination hereunder, unless otherwise expressly provided in the applicable termination provision of this Section 4, any equity in the Company held by the Executive on the Date of Termination hereunder shall be governed by the terms of the Company's equity incentive plans and the Executive's agreements there under.

(d) By the Company other than for Cause and Other than Following a Change of Control. The Company may terminate the Executive's employment hereunder other than for

Cause at any time upon notice to the Executive. In the event of such termination, and provided that the Executive satisfies the conditions set forth in Section 4(h) hereof, then, in addition to Final Compensation, the Executive, as compensation for his satisfying those conditions, shall be entitled to earn the following (in the aggregate, "Post-Employment Compensation"), provided that (A) that he confirms by notice to the Company on the Date of Termination or within ten (10) business days thereafter his intention to earn Post-Employment Compensation; (B) that he gives notice to the Company, should he elect to cease complying with the elective conditions set forth in Section 4(h) hereof, specifying the date he shall cease such compliance; and (C) that he fully complies with all obligations referenced in Section 4(h), including the elective conditions set forth in clauses (i) through (iv) and those non-elective obligations set forth in Sections 6 and 7 hereof, from the Date of Termination until the date specified in notice given in accordance with clause B hereof or, if no such notice is given, the expiration of the period of six (6) months immediately following the Date of Termination.

(i) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, payable on the tenth (10th) business day following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 17 hereof.

(ii) The Company will pay the Executive compensation monthly, at the rate of one-twelfth of the Base Salary, for that period immediately following the Date of Termination that the Executive elects to continue to meet the conditions set forth in Section 4(h) hereof, not to exceed six (6) months of compensation. Such monthly payments shall commence on the next regular Company payday for its executives that is at least five (5) business days following the earlier of the effective date of the Release of Claims signed by the Executive or the date the Release of Claims, signed by the Executive, is received by the person designated by the Company to receive notices on its behalf in accordance with Section 17 hereof, but with the first payment being retroactive to the day immediately following the Date of Termination.

(iii) The Company will pay the Executive additional compensation equal to eighteen months' Base Salary, in a lump sum, on the tenth business day following the expiration of the period of six months immediately following the Date of Termination, provided that Executive was eligible to earn Post Employment Compensation in accordance with this Agreement and has fulfilled all of the conditions set forth in Section 4(h) hereof (which include without limitation the referenced obligations under Sections 6 and 7 hereof) during such six month period.

(iv) The Company will pay the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries until the earliest to occur of (A) the date the Executive elects to cease meeting those elective conditions set forth in clauses (ii) through (iv) of Section 4(h) hereof, (B) the expiration of twenty-four months following the Date of Termination, (C) the date the Executive becomes eligible for participation in health and dental plans of another employer or (D) the date the Executive ceases to be eligible for participation under the Company's health and dental plans under

COBRA; provided, however, that, in order to be eligible for the Company's payments hereunder, the Executive and each of his qualified beneficiaries must elect in a timely manner to continue coverage under the Company's health and dental plans under COBRA.

(v) Three quarters (75%) of Executive's outstanding unvested stock options and equity awards shall vest and shall be exercisable from the earlier of the effective date of the Release of Claims or the date the Release of Claims is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 17 hereof. The remaining unvested stock options shall terminate on the Date of Termination in accordance with their terms. Such options shall remain exercisable by Executive for twenty-four months following the Date of Termination.

(e) By the Company other than for Cause Following a Change of Control. Following a Change of Control the Company may terminate the Executive's employment hereunder other than for Cause at any time upon notice to the Executive. In the event such termination is within six (6) months following a Change of Control, then, provided that the Executive elects to earn Post-Employment Compensation and complies with the requirements set forth in the second sentence of Section 4(d) and in Sections 4(h), 6 and 7 hereof, the Post-Employment Compensation which he will be eligible to earn shall be the following, in lieu of that set forth in Section 4(d) hereof:

(i) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, payable on the tenth (10th) business day following the earliest of the effective date of the Release of Claims signed by the executive, or the date the Release of Claims, signed by the Executive, is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 17 hereof.

(ii) The Company will pay the Executive compensation equal to three (3) years of Base Salary and Bonus (based on the average of the Annual Bonuses paid to the Executive for the two fiscal years completed prior to the Change of Control or, if only one such fiscal year has been completed, then based on the amount of the Annual Bonus for such fiscal year), in a lump sum, provided that on the tenth (10th) business day following the earlier of the effective date of the Release of Claims signed by the Executive, or the date the Release of Claims, signed by the Executive, is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 17 hereof.

(iii) The Company will pay the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries until the earliest to occur of (A) the date the Executive elects to cease meeting the elective conditions set forth in Section 4(h) hereof (i.e., those set forth in clauses (ii) through (iv) of that Section), (B) the expiration of thirty-six (36) months following the Date of Termination, (C) the date the Executive becomes eligible for participation in health and dental plans of another employer or (C) the date the Executive ceases to be eligible for participation under the

Company's health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company's payments hereunder, the Executive and each of his qualified beneficiaries must elect in a timely manner to continue coverage under the Company's health and dental plans under COBRA or otherwise. The Company agrees to use commercially reasonable efforts to obtain the right of the Executive and his otherwise eligible dependents to continue in its health and dental plans beyond the COBRA period until the earliest to occur of (A), (B) or (C) hereof or to pay the Executive monthly an amount equal to the premium cost it would have paid for such coverage under its plans from the date (D) occurs until the earliest to occur of (A), (B) or (C) hereof.

(iv) All of Executive's outstanding unvested stock options and equity awards shall vest and shall be exercisable from the earlier of the effective date of the Release of Claims or the date the Release of Claims is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 17 hereof. Such options shall remain exercisable by Executive for thirty-six months following the Date of Termination

(f) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, whether preceding or following a Change of Control, by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason such notice to be given no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events without the Employee's consent: (i) a material breach of this Agreement by the Company; (ii) a material diminution of the Executive's title from that of Chief Executive Officer or a material adverse change in the Executive's significant duties, authority or responsibilities which, taken as a whole, effectively constitutes a demotion; (iii) any reduction in (except to the extent all executives receive a proportional decrease) or failure to pay the Base Salary; or (iv) any relocation of the Executive's primary worksite to a site that is more than thirty-five (35) miles from the Palo Alto Location without his consent in accordance with this Agreement. In the event of termination in accordance with this Section 4(e), and provided that the Executive satisfies the conditions set forth in the second sentence of Section 4(d) and in Section 4(h) hereof, then, in addition to Final Compensation, the Company shall provide the Executive the same opportunity to earn Post-Employment Compensation as he would have received had his employment been terminated by the Company other than for Cause under Section 4(d) hereof.

(g) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days' notice to the Company. In the event of termination of the Executive pursuant to this Section 4(g), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion thereof).

(h) Conditions. The Executive's eligibility to receive and retain any Post-Employment Compensation, as set forth in clauses (i) through (v) of Section 4(d) hereof, is

subject to satisfaction of all of the following as well as the covenant of confidentiality set forth in Section 6 below and the assignment of rights to Intellectual Property (as hereafter defined), but with the express understanding and agreement of the parties that the Executive is free to elect not to comply with clause (i) below and is free not to forbear from competition or solicitation as set forth in clauses (ii), (iii) and (iv) immediately below, but that his right to Post-Employment Compensation under this Agreement is expressly conditioned on compliance with said clause (i) and the forbearance required under all of said clauses (ii), (iii) and (iv), as well as his full satisfaction of his obligations under the covenant of confidentiality under Section 6 hereof and assignment of rights to Intellectual Property under Section 7 hereof (which obligations are not optional and shall survive any termination, howsoever occurring). The conditions to receipt of Post-Employment Compensation are as follows:

(i) The Executive's execution and return, to the person designated by the Company to receive notices on its behalf in accordance with Section 17 hereof, of a timely and effective release of claims in the form attached hereto and marked Exhibit A ("Release of Claims"), within the time period specified therein. The Release of Claims creates legally binding obligations and the Company therefore advises the Executive to consult an attorney before signing it.

(ii) Forbearance by the Executive for six (6) months following the Date of Termination from competition with the business of the Company and its Immediate Affiliates anywhere in the world where the Company or any of those Affiliates is doing business, whether such competition is as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise. Specifically, but without limiting the foregoing, in order to satisfy this condition, the Executive must forbear from engaging in any activity that is competitive, or engaging in preparation for competition, with the business of the Company and its Immediate Affiliates and further the Executive must forbear from working or providing services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, for or to any person or entity engaged in competing or in active preparation to compete with the business of the Company and its Immediate Affiliates. The business of the Company and its Immediate Affiliates is optical network equipment. The foregoing condition, however, shall not fail to be met solely due to the Executive's passive ownership of less than 3% of the equity securities of any publicly traded company, including without limitation a competitor of the Company or any of its Immediate Affiliates.

(iii) Forbearance by the Executive for twelve (12) months following the Date of Termination from any direct or indirect solicitation or encouragement of any of the Customers of the Company or any of its Immediate Affiliates to terminate or diminish their relationship with the Company or any of its Immediate Affiliates and from any direct or indirect solicitation or encouragement of any of such Customers or Prospective Customers to conduct with himself or with any other Person (as defined in Section 12 hereof) any business or activity which such Customer or Prospective Customer conducts or could conduct with the Company or any of its Immediate Affiliates. For purposes of this Section 4(h), a Customer is a person or entity which was such at any time during the twelve (12) months immediately preceding the Date of Termination and a Potential

Customer is a person or entity contacted by the Company or any of its Immediate Affiliates to become a Customer at any time within twelve (12) months prior to the Date of Termination other than by general advertisement, provided in each case, however, that the Executive had contact with such Customer or Potential Customer through his employment or his other associations with the Company or any of its Immediate Affiliates or had access to Confidential Information that would assist in his solicitation of such Customer or Potential Customer in competition with the Company or any of its Immediate Affiliates.

(iv) Forbearance by the Executive for twelve (12) months following the Date of Termination from directly or indirectly hiring or otherwise engaging the services of any employee, independent contractor or other agent providing services to the Company or any of its Immediate Affiliates and from soliciting any such employee, independent contractor or agent to terminate or diminish his/his/its relationship with the Company or any of its Immediate Affiliates. For purposes of this Section 4(h), an employee, independent contractor or agent means any person or entity performing services for the Company or any of its Affiliates in such capacity at any time during the twelve (12) months immediately preceding the Date of Termination.

(i) Timing of Payments. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive's separation from service the Executive is a "specified employee," as hereinafter defined, any and all amounts payable under this Agreement on account of that separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, ("Section 409A"), as determined by the Company in its reasonable good faith discretion, and that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of that six month period. Also, for purposes of this Agreement, the phrase "termination of employment" and correlative phrases mean a "separation from service" as defined in Treas. Regs.§1.409A-1(h), and the term "specified employee" means an individual determined by the Company to be a specified employee under Treas. Regs.§1.409A-1(i). For the avoidance of doubt, any tax liability to which the Executive is subject under Section 409A shall be solely the Executive's responsibility.

5. Effect of Termination. The provisions of this Section 5 shall apply to any termination of the Executive's employment under this Agreement, whether pursuant to Section 4 or otherwise.

(a) Provision by the Company of Final Compensation, if any, to which the Executive is entitled and its provision of Post-Employment Compensation, if any, which the Executive has the opportunity to earn under Section 4(d), 4(e) or 4(f) hereof and does earn in accordance with the second sentence of Section 4(d) and Section 4(h) shall constitute the entire obligation of the Company to the Executive hereunder following termination of his employment with the Company. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 4 hereof.

(b) Except for health and dental plan participation continued in accordance with COBRA (as extended pursuant to Section 4(e) if achievable by the Company's commercially reasonable efforts), the Executive's participation in Employee Benefit Plans shall terminate pursuant to the terms of the applicable Plan Documents based on the Date of Termination without regard to any Final Compensation or any Post-Employment Compensation earned by the Executive, or any other payment to his hereunder, following the Date of Termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the conditions to earning Post-Employments Compensation set forth in Section 4(h) and the obligations of the Executive under Sections 6 and 7 hereof. The Executive recognizes that, except as expressly provided in accordance with Sections 4(d), 4(e), 4(f) and 4(h) (with respect to Post-Employment Compensation) or Section 4(g) (with respect to Base Salary for any notice period waived), no compensation is earned after termination of employment.

6. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined in Section 12 hereof); that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that the restrictions set forth in this Section 6(a) shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (in the aggregate, the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the CEO or the Board or its designee may specify, all Documents and all other property of the Company and its Affiliates then in the Executive's possession or control.

7. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 12 hereof) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to

assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. The Executive acknowledges his understanding that any provision of this Agreement requiring his to assign rights to Intellectual Property does not apply to any invention that qualifies under California Labor Code §2870, which is reproduced in Exhibit B ("Written Notification to the Employee"), attached hereto, which the Executive here acknowledges that he has received. All copyrightable works that the Executive creates during the course of his employment by the Company and which pertains to the business of the Company or is suggested by any work performed by the Executive for the Company or makes use of Confidential Information shall be considered "work made for hire" and, upon creation, shall be owned exclusively by the Company. Further, the Executive hereby waives, expressly and irrevocably, any and all moral rights he may have as an author, whether arising under the copyright laws of the United States or any other jurisdiction or at common law or otherwise, with respect to any copyrighted works prepared by the Executive in the course of his employment, including without limitation the right to attribution of authorship, the right to restrain any distortion, mutilation or other modification of any such work and the right to prohibit any use of any such work in association with a product, service, cause or institution that might be prejudicial to the Company 's reputation.

8. Restricted Activities. The Executive agrees that certain restrictions on his activities during his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates anywhere in the world or undertake any planning for competition with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive's employment or to provide services in any capacity to a Person which is a competitor of the Company or any of its Affiliates.

(b) The Executive agrees that, while he is employed by the Company, and excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of his duties, he will not hire or attempt to hire any employee of the Company or any of its Affiliates; assist in such hiring by any Person; encourage any such employee to terminate his or his relationship with the Company or any of its Affiliates; or solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or solicit or encourage any customer or potential customer of the Company or any of its Affiliates to conduct with any Person any business or activity which such customer or potential customer conducts or could conduct with the Company or any of its Affiliates.

(c) The Executive agrees that during his employment by the Company he shall not publish any work that disparages the Company or any of its Affiliates, their management or their business or the Products.

9. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon his pursuant to Sections 6, 7 and 8 hereof. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 6, 7 or 8 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 6, 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of his former employer or any other Person without such Person's consent.

11. Indemnification. The Company shall indemnify the Executive in accordance with its provided in its articles of organization and by-laws as in effect at the time indemnification is applicable. The Executive agrees promptly to notify the Company of any actual or threatened claim arising out of or as a result of his employment or offices with the Company or any of its Affiliates.

12. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

(b) A Change of Control shall be deemed to take place if hereafter (A) any "Person" or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Act), other than the Company or any of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Act), directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company and two-thirds of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this Section 12(b) if a majority of the consenting Board is comprised of directors

of the Company who were such immediately prior to the event; (B) any merger or consolidation involving the Company or any sale of all or substantially all of the assets of the Company, or any combination of the foregoing, and two-thirds of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this Section 12(b) if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; (C) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or (D) there occurs a closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company other than to one or more of the Company's Affiliates.

(c) "Confidential Information" shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, including without limitation (i) information related to the Products, technical data, methods, processes, know-how and inventions of the Company and its Affiliates, (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company and its Affiliates, (iii) the manner in which they operate, (iv) their costs and sources of supply, (v) the identity and special needs of the customers and prospective customers of the Company and its Affiliates and (vi) the persons and entities with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by the Executive or another Person of an obligation of confidentiality to the Company or one of its Affiliates.

(d) "Date of Termination" means the date the Executive's employment with the Company terminates, regardless of the reason for such termination.

(e) "Final Compensation" means (i) Base Salary earned but not paid through the Date of Termination, (ii) pay at the final rate of the Base Salary for any vacation earned but not used through the Date of Termination and (iii) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to, or within sixty (60) days following, the Date of Termination and that such expenses are reimbursable under Section 3(f) hereof and Company policies.

(f) "Immediate Affiliates" means the direct and indirect subsidiaries of the Company, its direct and indirect parents and their direct and indirect subsidiaries, other than the Company itself.

(g) "Intellectual Property" means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely

or jointly with others, during his employment by the Company; provided, however, that, as used in this Agreement, the term "Intellectual Property" shall not apply to any invention that the Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates to which the Executive has access as a result of his employment, unless such invention (i) relates at the time of conception or reduction to practice of the invention (A) to the business of the Company or (B) to the actual or demonstrably anticipated research or development of the Company or (iii) results from any work performed by the Executive for the Company.

(h) Other than for purposes of Section 12(b), above, "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(i) "Products" means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive's employment.

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event the Company shall hereafter effect a corporate reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier for next day or next business day delivery or

deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at 2400 Geng Road, Ste. 100, Palo Alto, CA 94303, or to such other address as either party may specify by notice to the other actually received.

18. Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all prior agreements, whether written or oral, with respect to the Executive's employment and all related matters, except for the agreements set forth on Exhibit C hereto, which shall remain in effect.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.

20. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. Governing Law. This is a California contract and shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, shall include both the statutory and common law of California, except to the extent preempted by federal law.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:
	GIGOPTIX, INC.
______________________	By: ______________________
Avi Katz, CEO	Name: C. James Judson
	Title: Chair, Compensation Committee